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                      TECHNICLONE INTERNATIONAL CORPORATION
                   Computation of Net Income (Loss) Per Share

                                                                              Year Ended April 30
                                                                              -------------------
                                                                      1996           1995            1994

NET INCOME (LOSS)                                                $     325,298 $   (6,911,635) $    (2,405,415)
                                                                 ============= =============== ================
DATA AS TO NUMBER OF COMMON
AND COMMON EQUIVALENT SHARES:
   Weighted average number of common shares outstanding             18,466,359   15,794,811      13,653,829

   Common equivalent shares assuming issuance of shares
   represented by outstanding stock options and warrants             1,852,300          *             *

   Common equivalent shares assuming issuance of
   shares upon conversion of preferred stock
   and notes payable                                                 1,063,865          *              *
                                                                 ------------- -------------- ---------------

     Weighted average number of common and                          21,382,524     15,794,811       13,653,829
     common equivalent shares outstanding                        ============= ==============  ===============

NET INCOME (LOSS) PER SHARE - Primary                            $        0.02 $        (0.44) $         (0.18)
                                                                 ============= =============== ================

DATA AS TO NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES ASSUMING FULL DILUTION:
   Weighted average number of common and common
   equivalent shares outstanding                                    21,382,524     15,794,811       13,653,829

Excess of incremental shares assumed to be issued
under stock options and warrants (using market prices
at the end of each year) over shares used in
computing primary net income (loss) per share (using
average market prices during each year)                                279,081          *              *
                                                                 ------------- --------------- ---------------

     Weighted average number of common and common
     equivalent shares outstanding assuming full dilution           21,661,605   15,794,811         13,653,829
                                                                 ============= ============    ===============

NET INCOME (LOSS) PER SHARE - Fully diluted                      $        0.02 $      (0.44)   $        (0.18)
                                                                 ============= =============== ===============

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*        Shares issuable upon the exercise of common stock warrants and options and conversion of preferred stock and notes payable have been excluded because of their antidilutive effect.

                                  Exhibit 11.1